EXHIBIT 5.1

[Simpson Thacher Letterhead]

February 9, 2006

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Ladies and Gentlemen:

We have acted as counsel to ARAMARK Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 5,382,461 shares of (i) Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), or Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), in each case issuable under the ARAMARK 2001 Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) Class B Common Stock issuable upon conversion of the Class A Common Stock issued under the Equity Incentive Plan (together with any additional shares of such Class A Common Stock and Class B Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).

We have examined the Registration Statement and a form of the share certificate relating to each of the Class A Common Stock and Class B Common Stock, originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and by-laws of the Company and the Equity Incentive Plan. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be originally issued by the Company to participants under the Equity Incentive Plan have been duly authorized by the Company and, when issued and delivered by the Company to participants under the Equity Incentive Plan in accordance with the terms of the Equity Incentive Plan (and, with respect to Class B Common Stock issuable upon conversion of the Class A Common Stock, when issued in accordance with the conversion terms of the Class A Common Stock), the Class A Common Stock or Class B Common Stock, as the case may be, will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP